Exhibit 99.1

CHEGG ENHANCES CONTENT AND FLASH CARD TOOLS OFFERING WITH ACQUISITION OF STUDYBLUE, TO INCREASE VALUE FOR STUDENTS AND EXPAND ADDRESSABLE MARKET
Acquisition strengthens the Chegg platform with broad library of content, covering all major subjects areas taught at High School and College.

SANTA CLARA, Calif., July 2nd, 2018 - Chegg, Inc. (NYSE: CHGG), a Smarter Way to Student, announced today that it has acquired StudyBlue, Inc. (“StudyBlue”). With this acquisition, Chegg expands its content offering, to provide greater value to students, and can utilize StudyBlue’s insights from 10 years of data on student learning.

StudyBlue’s vast library of content allows students to find an explanation or study support, as well as create their own materials including flashcards and collections of concepts. StudyBlue collects learners’ data and progression, assisting them to specifically target their knowledge gaps.

“StudyBlue adds a substantial number of subject categories to our existing offering, with half a billion pieces of content,” said Nathan Schultz, Chief Learning Officer of Chegg, Inc. “By combining StudyBlue’s assets with Chegg’s, we believe we will significantly expand the number of students to whom we are relevant as well as provide a better experience across the board.”

Research has shown students creating and using their own flash cards and study tools to be among the strongest forms of active and retrieval learning. This is one of the most effective foundations of learning. “37% of students used online flashcards in 2017, an increase from 29% the prior year.i Of these, one in two said they were their primary study source.”ii

StudyBlue will become a Chegg Service. Users may continue to use the StudyBlue platform without any interruption. Chegg expects to remove the existing paywall in time for the 2018 back to school period to increase the availability of Chegg Services to more students.

"We started our company nearly 10 years ago with a mission to help every student successfully learn anything," said Chris Klündt, Co-Founder of StudyBlue. "Combining with Chegg will help us rapidly accelerate our roadmap, leverage our data, and offer our tools more affordably, enabling us to reach, and help, even more students.”

Chegg acquired StudyBlue for approximately $20.8 million, in an all cash transaction.

As a result of this acquisition, Chegg does not expect any material impact on Q2-18  or full year 2018 guidance issued on April 26, 2018. Chegg anticipates a restructuring charge of approximately $1.0 million in the next year, for facility consolidation as a result of the acquisition.

About Chegg
Chegg puts students first. As the leading student-first connected learning platform, Chegg strives to improve the overall return on investment in education by helping students learn more in less time and at a lower cost. Chegg is a publicly-held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

Forward-Looking Statements
This press release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including Chegg's expectation to remove the paywall on the StudyBlue platform and to increase value and the availability to Chegg Services to more students, Chegg’s expansion of the number of students to which it is relevant, Chegg’s belief that acquisition of StudyBlue will not have any material effect on operations in 2018 or full year guidance issued on April 26, 2018, Chegg’s anticipated restructuring charge of $1.0 million for the next year, and the belief that the acquisition by Chegg will rapidly accelerate the StudyBlue roadmap, leverage the StudyBlue data, and enable StudyBlue to reach more students. Statements regarding future events are based on management’s current expectations and are necessarily subject to associated risks related to, among other things, the potential impact on the business of StudyBlue due to the acquisition, general economic conditions, competition, and integration risks, among others. Therefore, actual results, performance or achievements may differ materially and adversely from those expressed in any forward-looking statements. For information regarding other related risks, see the “Risk Factors” section of Chegg’s Annual Report on Form 10-Q for the quarterly period ended March 31, 2018 filed with the Securities and Exchange Commission (“SEC”) on April 26, 2018 and Chegg’s other SEC filings. You can obtain copies of Chegg’s SEC filings on the SEC’s website at www.sec.gov or at Chegg Investor Relations website at investor.chegg.com. The forward-looking statements included herein are made only as of the date hereof, and Chegg undertakes an obligation to revise or update any forward-looking statements for any reason except as required by law.

i Hall & Partners Annual Brand Tracker, October 2016 Bases (High School n=1478, College n=1370; October 2017 Bases (High School n= 1005, College n=1788)
ii SSI College Online panel (Base:  Digital flashcard users; College (n=316), High school (n=201); Top 2 Agree box (Agree/Strongly Agree) ). Please note: only digital flashcard users were considered for this survey.

Investor Contact
Tracey Ford
ir@chegg.com

Media Contact
Heather Hatlo Porter
press@chegg.com